REGENCY ENERGY PARTNERS LP
1700 Pacific, Suite 2900
Dallas, Texas 75201
July 19, 2007
Via EDGAR and Facsimile
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Mail Stop 7010
Washington, D.C. 20549-7010
Attention: Jason Wynn
Re:	Request for Acceleration of Effectiveness of Registration Statement on Form S-3 (Registration No. 333-141809) of Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”)
Ladies and Gentlemen:
     Pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the Partnership hereby requests that the effectiveness of its Registration Statement on Form S-3 (Registration No. 333-141809) be accelerated so that the Registration Statement will become effective on Monday, July 23, 2007 at 11:00 a.m., New York time, or as soon as thereafter practicable. The Partnership hereby acknowledges that:
•	should the Securities and Exchange Commission (the “Commission”) or the staff of the Commission, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff of the Commission, acting pursuant to delegated authority, in declaring the filing effective does not relieve the Partnership from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Partnership may not assert comments of the staff of the Commission and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Securities and Exchange Commission
July 19, 2007

Very truly yours, REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ William E. Joor III
William E. Joor III
Executive Vice President

REGENCY ENERGY FINANCE CORP.
By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY WAHA LP, LLC
REGENCY NGL GP, LLC
REGENCY GAS MARKETING GP LLC
REGENCY WAHA GP, LLC
REGENCY INTRASTATE GAS, LLC
REGENCY MIDCON GAS LLC
REGENCY LIQUIDS PIPELINE LLC
REGENCY GAS GATHERING AND PROCESSING LLC
REGENCY FN GP LLC
REGENCY FS GP LLC
REGENCY GUARANTOR GP LLC
REGENCY GU GP LLC
REGENCY OPERATING GP LLC
REGENCY PIPELINE COMPANY INC.
REGENCY TGG LLC
REGENCY TS GP LLC
REGENCY TS ACQUISITION GP LLC
PUEBLO HOLDINGS, INC.
PUEBLO MIDSTREAM GAS CORPORATION
PUEBLO ENERGY MARKETING INC.
REGENCY OIL PIPELINE LLC

By:	/s/ William E. Joor III
William E. Joor III
Vice President

Securities and Exchange Commission
July 19, 2007

REGENCY OLP GP LLC
By:	/s/ William E. Joor III
William E. Joor III
Executive Vice President

REGENCY EASTEX NEWLINE LP REGENCY EASTEX PROTREAT I LP REGENCY EASTEX PROTREAT II LP
By:	REGENCY OPERATING GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY FRIO NEWLINE LP
By:	REGENCY FN GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY FS LP
By:	REGENCY FS GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY GAS UTILITY LP
By:	REGENCY GU GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

Securities and Exchange Commission
July 19, 2007

REGENCY GUARANTOR LP
By:	REGENCY GUARANTOR GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY FIELD SERVICES LP
By:	REGENCY TS GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY OPERATING LP
By:	REGENCY OPERATING GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY TS ACQUISITION LP
By:	REGENCY TS ACQUISITION GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

Securities and Exchange Commission
July 19, 2007

REGENCY GAS COMPANY LTD.
By:	REGENCY PIPELINE COMPANY INC., its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY NGL MARKETING LP
By:	REGENCY NGL GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY GAS MARKETING LP
By:	REGENCY GAS MARKETING GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY GAS SERVICES LP
By:	REGENCY OLP GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

REGENCY GAS SERVICES WAHA LP.
By:	REGENCY WAHA GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

Securities and Exchange Commission
July 19, 2007

PALAFOX JOINT VENTURE
By:	REGENCY GAS COMPANY LTD., its Venturer

By: REGENCY PIPELINE COMPANY INC., its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

By:	REGENCY GAS SERVICES LP, its Venturer

By: REGENCY OLP GP LLC, its General Partner

By:	/s/ William E. Joor III
William E. Joor III
Vice President

GULF STATES TRANSMISSION CORPORATION
By:	/s/ William E. Joor III
William E. Joor III
Vice President